Exhibit 99.1

ROBERT LUSARDI JOINS PRIMUS GUARANTY AS SENIOR ADVISOR

Hamilton, Bermuda — March 12, 2010 – Primus Guaranty, Ltd. (NYSE:PRS) today announced that Robert R. Lusardi, a long-time Primus Guaranty board member, has joined the Company as senior advisor to accelerate the development and launch of a new credit protection business. As previously discussed, Primus is seeking to create a rated, regulated credit-related risk insurer that would focus on selling credit-related protection to market participants in key segments of the insurance and structured credit markets.

In his new position, Mr. Lusardi will work closely with Tom Jasper, the Company’s Chief Executive Officer, Douglas Renfield-Miller, a senior insurance industry executive who is also advising Primus, and the Company’s management team. Mr. Lusardi will remain on the board of directors of Primus Guaranty, which he has served on since March 2002.

Mr. Lusardi was previously a senior executive with White Mountains Insurance Group, Ltd. from 2005 to 2010 and with XL Capital Ltd. from 1998 to 2005.  From 1980 until 1998, he was at Lehman Brothers where he served as a managing director and headed the insurance and asset management investment banking practices.  Mr. Lusardi is also a director of Symetra Financial Corporation, a life insurance entity, and Chairman of Pentelia Ltd. and Eolia Diamond Ltd., specialized investment funds.

About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company with operations in New York, Boston and London.  Through its subsidiaries, the company is a leading manager of corporate credit assets and provider of credit protection. Primus manages assets in structured credit funds and operating companies, across a range of asset classes – including investment grade, high yield and leveraged loans – using both cash and synthetic instruments.

Safe Harbor Statement
Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies, market performance, valuations and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. For those statements, Primus Guaranty claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the company’s actual results please refer to the risk factors identified from time to time in the company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.

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